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As filed with the Securities and Exchange Commission on June 26, 2015.

Registration No. 333-205106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-0395455 (I.R.S. Employer Identification Number)

2940 N. Hwy 360
Grand Prairie, TX 75050
(972) 408-1300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vipin Garg, President and Chief Executive Officer
Neos Therapeutics, Inc.
2940 N. Highway 360
Grand Prairie, TX 75050
(972) 408-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Bloom, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. John T. Rudy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)

Common Stock, par value $0.001	$69,000,000	$8,018

(1)
Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
Fee previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-205106) of Neos Therapeutics, Inc., is being filed solely to file Exhibit 10.11. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of this Registration Statement. Accordingly, a preliminary prospectus has been omitted.

Part II Information not required in prospectus

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and NASDAQ Global Market listing fee.

Item	Amount to be paid

SEC registration fee		$8,018
FINRA filing fee		$10,850
NASDAQ Global Market listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*
Total	$

*
To be filed by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the

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Part II Information not required in prospectus

circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a)
Sales of Capital Stock

  (1)
  During the period January 1, 2012 through March 31, 2015, we granted options under our Neos Therapeutics, Inc. 2009 Equity Plan to purchase an aggregate of 1,446,146 shares of common stock to our employees, directors and consultants, having exercise prices ranging from $0.14 to $3.88 per share for an aggregate exercise price of $3.1 million.

  (2)
  Between July 16, 2012 and February 23, 2015, we issued and sold to investors an aggregate of 11,378,483 shares of Series C preferred stock, for aggregate consideration of $56,892,415, pursuant to subscription agreements entered into with investors. In connection with the sale of our Series C preferred stock, we issued warrants to Purchase Series C preferred stock at an exercise price of $5.00 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

•
with respect to the transactions described in paragraph (1), Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant's board of directors; and
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Part II Information not required in prospectus

•
with respect to the transactions described in paragraphs (2), Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about us or had adequate access, through his or her relationship with the registrant, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)
Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Prairie, State of Texas, on the 26th day of June, 2015.

NEOS THERAPEUTICS, INC.
By:	/s/ VIPIN GARG Vipin Garg Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VIPIN GARG Vipin Garg	Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2015
/s/ RICHARD EISENSTADT Richard Eisenstadt	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2015
* Alan Heller	Director	June 26, 2015
* Greg Robitaille	Director	June 26, 2015
* Caley Castelein	Director	June 26, 2015
* Bryant Fong	Director	June 26, 2015
* John Schmid	Director	June 26, 2015
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Signatures

Signature	Title	Date

* Paul Edick	Director	June 26, 2015
*
Pursuant to Power of Attorney

By:	/s/ VIPIN GARG Vipin Garg
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Exhibit index

Exhibit number		Description of exhibit

1.1	*	Form of underwriting agreement.
3.1	**	Third Amended and Restated Certificate of Incorporation of the Registrant (as currently in effect).
3.2	*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be in effect upon completion of this offering).
3.3	**	Bylaws of the Registrant (as currently in effect).
3.4	*	Form of Amended and Restated Bylaws of the Registrant (to be in effect upon completion of this offering).
4.1	*	Form of common stock certificate.
4.2	**	Form of warrant to purchase common stock
4.3	**	Form of warrant to purchase preferred stock
5.1	*	Opinion of Goodwin Procter LLP.
10.1	**	Amended and Restated Investors' Rights Agreement, dated as of June 9, 2015.
10.2	+**	Neos Therapeutics, Inc. 2009 Equity Plan.
10.3	+**	Form of option agreements under 2009 Equity Plan.
10.4	+*	Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan and forms of option agreements thereunder to be in effect upon the closing of this offering.
10.5	+*	Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.
10.6	**	Third Amended and Restated Subordinated Promissory Note, dated as of December 31, 2013, issued to Essex Capital Corporation, as amended.
10.7	†**
Loan and Security Agreement, by and between the Registrant, Hercules Technology III, L.P. and Hercules Technology Growth Capital, Inc., in its capacity as administrative agent for itself and Hercules Technology III, L.P. dated as of March 28, 2014, as amended.
10.8	†**	Settlement Agreement, by and between the Registrant and Shire LLC, dated as of July 23, 2014.
10.9	†**	License Agreement, by and between the Registrant and Shire LLC, dated as of July 23, 2014.
10.10	**	Commercial Lease Agreement, by and between Riverside Business Green, L.P., and Neos Therapeutics, LP, dated as of June 29, 1999, as amended.
10.11	†	Supply Agreement, by and between the Registrant and Coating Place, Inc., dated as of August 28, 2014.
10.12	†**	Asset Purchase Agreement, by and between the Registrant and Cornerstone BioPharma, Inc., dated as of August 28, 2014.
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Exhibit index

Exhibit number		Description of exhibit

10.13	*	Form of employment agreement to be entered into by and between the Registrant and each of its executive officers.
21.1	**	Subsidiaries of the Registrant.
23.1	**	Consent of McGladrey LLP.
23.2	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney (included on signature page).

*
To be filed by amendment.

**
Previously filed.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the SEC.

+
Indicates a management contract or compensatory plan.
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  Explanatory Note
  Part II Information not required in prospectus
  Signatures
  Exhibit index